EXHIBIT 99.1

                          THE L. S. STARRETT COMPANY
                             Athol, Massachusetts

                                                                November 6, 2003

To the Stockholders:

Presented below are the comparative operating figures for the Company for the periods ended in September 2003 and 2002.

Sales in the first quarter are down 10% and we incurred a loss of $.16 per share. If the pundits are right that the domestic economy has started to turn around, we have yet to see it, but our Company generally lags the economy and my outlook remains cautious but confident for this fiscal year. On a comparative basis, the prior year loss of $.39 per share included $.30 per share for charges related to the government investigation previously reported.

Domestically the decline in sales was across most all operating units, and while this is of concern, this quarter has traditionally been our slowest quarter, and was further impacted by weak demand in the manufacturing sector that continues to suffer job losses and the exodus of manufacturing to lower cost countries. Domestic results were partially offset internationally by increased sales and improved performance.

If you have been listening to the election year rhetoric, the candidates are finally talking about the economy, employment, and manufacturing. My fear is that with politicians promising the moon, proposing to repeal tax cuts, and more spending programs, they are in search of a quick fix by trying to spend us out of recession. I hope the voters will support the candidates that understand the importance of keeping manufacturing here in the U.S. and look to the long term for a good, solid, sustainable recovery.

                                          D. A. Starrett
                                          President and CEO


                        SUMMARY OF CONSOLIDATED RESULTS

                                                Thirteen Weeks Ended September
                                                      2003           2002

Net sales                                          40,674,541     45,335,374

Loss before income taxes and cumulative effect
  of change in accounting principle                (1,950,069)    (4,496,032)
Income tax benefit                                   (854,700)    (1,960,700)

Loss before cumulative effect of change in
  accounting principle                             (1,095,369)    (2,535,332)
Cumulative effect of change in accounting
  principle for goodwill                                          (6,085,583)

Net Loss                                           (1,095,369)    (8,620,915)


Basic and diluted loss per share before cumulative
  effect of change in accounting principle               (.16)          (.39)
Cumulative effect of change in accounting principle
  for goodwill                                                          (.93)

Basic and diluted loss per share                           (.16)       (1.32)


Dividends per share                                         .10          .20


The above figures are in part estimates and are subject to audit and year-end adjustments. Except for historical information contained herein, the matters discussed may involve forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially, including statements concerning future financial performance, economic and political conditions, currency fluctuations and foreign operations.